December 29, 2006
Jeff Boromisa
Kellogg Company
One Kellogg Square
Battle Creek, MI 49016
Dear Jeff:
          We are excited about your decision to lead the Company’s efforts in Asia/Pacific as the Company’s Senior Vice President, President Asia/Pacific. The purpose of this letter is to set forth terms of a restricted stock grant and other benefits that reflect our appreciation for your contributions to the business and our desire that you remain with Kellogg Company (“Kellogg,” and together with its affiliates and subsidiaries, the “Company”). The letter also includes certain commitments the Company requires from someone in your position.
1.	Restricted Stock Grant. You will also receive a restricted stock grant (the “Grant”) for 13,000 shares of common stock of Kellogg, which will vest after three years. The terms of (and your rights to) the Grant shall in all circumstances be subject to and governed by the terms of the attached documents and the Kellogg Company 2003 Long Term Incentive Plan.

2.	Compensation. Your compensation will continue to be based on the benchmarks for your previous position.

3.	Retirement.
a.	In the event you are terminated by the Company without “Cause,” prior to May 18, 2011, you would be eligible to begin a leave of absence beginning on the date of termination and ending May 18, 2011 (the “Leave of Absence”). During the Leave of Absence, you would accrue vesting and eligibility service under the Kellogg Company Pension Plan; provided that the additional pension benefit attributable to this provision shall be payable from the Kellogg Company Excess Benefit Plan. At the end of the Leave of Absence, you would be eligible to retire from the Company under the current Kellogg Company Pension Plan, and if you elect to retire, you shall otherwise be eligible to receive retirement benefits which are provided at the time of your retirement to salaried retirees of Kellogg in accordance with the terms of the benefit plans.

b.	The Company may terminate your employment under this Agreement for “Cause.” For purposes of this Agreement, termination for “Cause” means termination by the Company because of (i) your willful engaging in illegal conduct or gross misconduct pursuant to which the Company has suffered a loss, or (ii) your willful and continued failure to perform substantially your duties hereunder in any material respect; provided, however, that in the case of clause (ii), the Company must provide written notice of such breach or failure within thirty (30) days of its discovery thereof, and you shall have thirty (30) days from such written notice to cure such breach or failure.

c.	Notwithstanding any other provision in this Agreement, if (i) your employment is terminated prior to May 18, 2011 and (ii) at the time of such termination, you qualify for benefits under the Company’s Change of Control Policy, then you shall be eligible for the benefits described in this Paragraph 3 and shall immediately begin the Leave of Absence on the date of such termination.
4.	Non-Compete. In further consideration of the foregoing, you agree that in the event you voluntarily terminate your employment with the Company, for a period of two years beginning with the last of the day of your employment with the Company (the “Restricted Period”), you shall not, without the prior written consent from the General Counsel of Kellogg:
a.	directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any Competing Company.

b.	directly or indirectly, permit any business, entity or organization which Employee, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area.
For purposes of this Paragraph, the term “Products” shall mean ready-to-eat cereal products, toaster pastries, cereal bars, granola bars, crispy marshmallow squares, frozen waffles, frozen pancakes, fruit snacks, cookies, crackers, ice cream cones, and meat substitutes. The term “Geographic Area” shall mean any territory, region or country where the Company sells any Products. “Competing Company” means Kraft, General Mills, Hershey, Pepsico, Nestle, Danone, Wrigley, Campbell’s and Ralcorp.

5.	Non-solicitation. You agree that during your employment and thereafter for a period of two years, you shall not, without the prior written consent of the General Counsel of Kellogg, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous year an officer, director, representative, agent or employee of the Company.

6.	Non-Disparagement of the Company. You agree, during the term of your employment and thereafter, not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.

7.	Preservation of Company Confidential Information. You acknowledge and that you will not (without first obtaining the prior written consent in each instance from the Company) during the term of your employment and thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation, any information received directly or indirectly from the Company or acquired or developed in the course of your employment, including, by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

8.	Miscellaneous.
a.	Severability. You also agree that if any provision of this letter agreement is invalid or unenforceable by a court of law, it will not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect.

b.	Controlling Law and Venue. You agree that the construction, interpretation, and performance of this letter agreement shall be governed by the laws of Michigan, including conflict of laws. It is agreed that any controversy, claim or dispute between the parties, directly or indirectly, concerning this letter agreement or the breach thereof shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

c.	Entire Agreement; Amendment. You agree that this letter agreement constitutes the entire agreement between you and the Company, and that this letter agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to your employment with the Company and retirement or termination there from. You acknowledge that this letter agreement may not be modified except by written document, signed by you and the General Counsel of Kellogg.

d.	Employment Relationship. You acknowledge and agree that your employment with the Company described in this letter agreement is an at-will employment relationship, and that only the General Counsel of Kellogg may modify this provision, and any modification must be in writing signed by both parties.

e.	Counterparts. This letter agreement may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same letter agreement.
          Jeff, enclosed are two copies of this letter. If the letter is acceptable to you please sign both copies and return one to me for our files.
Sincerely,
/s/ James M. Jenness
James M. Jenness
Chairman and Chief Executive Officer
I accept the terms of the agreement as presented in this letter this 29th day of December, 2006.

/s/ Jeffrey Boromisa
Jeffrey Boromisa

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